EXHIBIT 23.1






                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Select Comfort Corporation:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-70493, No. 333-79157, and No. 333-74876) of Select Comfort
Corporation, of our reports dated January 31, 2002, relating to the consolidated balance sheets of Select Comfort Corporation and subsidiaries, as of December 29, 2001, and December 30, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 29, 2001, which reports appear in the Annual Report on Form 10-K of Select Comfort Corporation for the fiscal year ended December 29, 2001.


                                                   /s/ KPMG LLP


Minneapolis, Minnesota
March 25, 2002